Exhibit 99.1

OneSpan Announces Chief Financial Officer Leadership Transition

CHICAGO, April 23, 2021 -- OneSpan Inc. (NASDAQ: OSPN), the global leader in securing remote banking transactions, today announced that Mark Hoyt, its Chief Financial Officer, will be leaving the company to become the CFO at a private company. OneSpan is initiating a search process to replace Mr. Hoyt, who has agreed to remain in his role through early June to ensure a smooth transition.

Scott M. Clements, Chief Executive Officer and President of OneSpan, stated, “On behalf of the Board of Directors and the entire OneSpan team, I want to thank Mark for his professionalism, expertise and many contributions to OneSpan throughout his tenure. Since joining OneSpan, Mark has been a major contributor as we have executed our transformation, enhanced our transparency and driven significant increases in recurring, higher margin revenue. We are grateful for Mark’s support and partnership and wish him well. As we begin our search, we will seek out high-quality candidates with significant cloud-based software solutions experience to support continued momentum around our transformation.”

Mr. Hoyt added, “I have been fortunate to be part of such a talented and driven team throughout my time at OneSpan, and I am immensely proud of what we have accomplished together. As a result of the collaborative efforts among our Board, management team and employees, along with OneSpan’s compelling value proposition and strong financial position, I am confident that OneSpan will see continued success.”

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they execute. We make digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than half of the top 100 global banks and thousands of financial institutions around the world. Whether automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Copyright© 2021 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com

Media Contact
Sarah Hanel
Global Director of Corporate Communications
+1-312-871-1729
sarah.hanel@onespan.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws. Forward-looking statements may be identified by words such as “seek,” “believe,” “plan,” “estimate,” “anticipate,” “expect,” “intend,” “continue,” “may,” “will,” “should,” “could,” “might” and other similar expressions. Forward-looking statements involve risks and uncertainties, as well as assumptions, that could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements including those factors described in the Risk Factors section of our most recent Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.OneSpan.com. We do not have any intent, and disclaim any obligation, to update forward-looking statements to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.